Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made and entered into as of this 10th day of March, 2008 between NATURE VISION, INC., a Minnesota corporation (“Seller”), and NATZEL, LLC, a Minnesota limited liability company, its successors and assigns (“Purchaser”). For purposes of this Agreement, the term “Effective Date” shall mean March 11, 2008.

In consideration of the covenants and agreements contained herein, the parties agree as follows:

1.	Premises; Existing Leases.

A.	Premises. Subject to compliance with the terms and conditions of this Agreement, Seller shall sell to Purchaser and Purchaser shall purchase from Seller the following (collectively, the “Premises”):

1.
The real property located at 4800 Quebec Avenue North, in the City of New Hope, County of Hennepin, State of Minnesota, depicted as the cross-hatched area in attached EXHIBIT A-1, and legally described in attached EXHIBIT A-2, consisting of approximately 3.42 acres of real property together with all easements, tenements, hereditaments, and appurtenances belonging thereto (the “Land”);

2.
All buildings, structures and other improvements erected or placed on the Land, including, without limitation, an office/warehouse commercial building consisting of approximately 55,372 square feet (the “Improvements”);

3.
All of the personal property situated in or about the Land and Improvements as of the Effective Date owned by Seller and used in connection with the operation, use or maintenance of the Land and Improvements which are listed on attached EXHIBIT A-3  ("Personal Property")

4.	The premises are not subject to any leases, licenses, or other rights to use or occupancy held by third parties.

B.	Excluded Assets; Liabilities of Seller.

1.
Seller shall retain and not sell to Purchaser any personal property located on the Premises other than the Personal Property and fixtures and equipment which comprise a part of the Improvements (“Debris and Excluded Property”)  Prior to the Closing Date, Seller shall be responsible for removing and disposing of all Debris and Excluded Property from the Premises, including without limitation, all tanks, cans or containers for the use and/or storage of gasoline, oil, grease, petroleum products, cleaning supplies, chemicals, paint, paint thinners, solvents, and any other item included within the definition of Hazardous Materials (defined in Section 6.0. herein).

2.	Except as specifically set forth herein, Purchaser shall not assume, pay, perform or discharge (or cause to be paid, performed or discharged) any liabilities, expenses, or other obligations of Seller.

2.	Purchase Price; Payment.

A.	Purchase Price. The purchase price for the Premises shall be Two Million Four Hundred Thousand and No/100 Dollars ($2,400,000.00) Dollars (“Purchase Price”).

B.	Payment.

1.
Earnest Money. The sum of Fifty Thousand and No/i00 Dollars ($50,000.00) refundable earnest money (“Earnest Money”) shall be deposited by Purchaser with Commercial Partners, LLC (ATTN:  Sharon Ruane, Phone: 612-337-2472;  Fax: 612-337-2471) (“Escrow Agent”) simultaneously with the execution  of this Agreement. The Earnest Money shall be placed and held by Escrow Agent in its commercial interest bearing account in accordance with the terms of this Agreement and shall be credited against the Purchase Price in favor of Purchaser at Closing. Any and all interest accruing on the Earnest Money pursuant to this Agreement shall be paid to Purchaser and shall accrue solely for Purchaser’s benefit. If Purchaser provides Seller with written notice of Purchaser’s waiver or satisfaction of all the conditions to closing set forth in Section 7 of this Agreement, then the Earnest Money shall be deemed non-refundable to Purchaser, except as otherwise provided in Sections 3.0., 5.B., 5.C., 14.A. or elsewhere in this Agreement.

2.	Cash. The balance of the Purchase Price shall be paid (subject to prorations, reductions and credits as provided below) by wire transfer, certified or cashier’s check at the closing.

3.	Title To Be Delivered; Commitment; Survey; Title Objections.

A.
Title To Be Delivered. At Closing, Seller agrees to convey Marketable Fee Simple Title in the Premises. For purposes of this Agreement, the term “Marketable Fee Simple Title” means title to the Premises that, when acquired by Purchaser, will be insurable by the Escrow Agent under its standard ALTA (Form 10/17/92) Owner’s Title Insurance Policy, at standard rates and free and clear of all liens, encumbrances, easements, covenants, conditions and restrictions other than the Permitted Exceptions (defined herein).

B.
Commitment. As soon hereafter as reasonably possible, Seller at its sole cost and expense shall cause to be issued and delivered to Purchaser a commitment (“Commitment”) covering the Premises issued by Escrow Agent wherein Escrow Agent agrees to issue to Purchaser upon the recording of the Deed (defined herein) and the conveyance documents described herein an ALTA (Form 10/17/92) Owner’s Title Insurance Policy, with standard coverage, in the full amount of the purchase price. The Commitment shall have an effective date after the date of this Agreement, shall be accompanied by copies of all recorded documents affecting the Premises, and shall include searches for real estate taxes and pending and levied special assessments. Seller shall deliver a copy of the Survey (defined herein) to Escrow Agent so that the initial Commitment may be amended or supplemented to contain any survey exceptions to title.

C.
Survey. As soon hereafter as reasonably possible the Seller shall provide Purchaser with a copy of any survey in the Seller’s possession.  The , Purchaser at its sole cost and expense may obtain a current, properly certified ALTA/ACSM Land Title Survey of the Premises, (the “Survey”).

D.
Title Objections. Purchaser shall have until ten (10) days from the date it receives the latter of the Commitment or Survey (or any update or supplement thereto) to make its objections to matters disclosed in the Commitment or Survey (or any update or supplement thereto) in writing to Seller. Any exception disclosed in the Commitment or Survey (or any update or supplement thereto) and not timely objected to by Purchaser within the applicable ten (10) day period shall be deemed a “Permitted Exception” hereunder. Seller shall have until ten (10) days after it receives such objections to have the same removed or satisfied. If Seller shall fail to have such objections removed within that time, then Purchaser may, at its sole discretion, either (a) terminate this Agreement without any liability on its part and receive the Earnest Money (together with interest) back, or (b) waive such objections in writing and proceed to closing with the understanding that such uncured objections shall be deemed Permitted Exceptions at closing. Notwithstanding anything contained herein to the contrary, Seller shall be obligated to cure (i) mortgage or deed of trust financing or similar liens given for security or collateral purposes, (ii) state, federal or local tax liens or liens for the nonpayment of special assessments, and (iii) any other judgment liens or non-consensual liens (collectively, “Liens”), it being the understanding and agreement that any such Liens will be satisfied out of Seller’s proceeds at closing, if not sooner paid.

4.	Seller’s Property Information; Purchasers Inspections.

A.
Seller’s Property Information. Concurrently with Seller’s acceptance and delivery of this Agreement to Purchaser, Seller shall deliver to Purchaser, at no cost to Purchaser, complete and accurate copies of any contracts, leases , licenses or other agreements pertaining to the Premises, including any amendments thereof, and copies of all permits, plats, authorizations, notices, consents, approvals, plans, specifications, surveys, engineering studies, analysis, soil test borings, environmental studies and other documentation pertaining to the physical condition, development and operation of the Premises and any other information reasonably requested by Purchaser (whether prepared by Seller, Seller’s agents or independent contractors, any governmental authority or agency, federal, state or local, or any other third party), to the extent that Seller has the same in its possession (“Property Information”).

B.
Purchaser’s Inspections. Purchaser, its counsel, accountants, agents and other representatives, shall have full and continuing access to the Premises and all parts thereof, as well as to such papers and documents of Seller that relate to the title, physical condition, development and operation of the Premises. Purchaser and its agents and representatives shall also have the right to enter upon the Premises at any time after the execution and delivery hereof for any purpose  reasonably related to the investigation of the physical condition of the Premises and fitness for the Purchaser’s intended use, including inspecting, surveying, engineering, test boring, performance of environmental tests and such other work as Purchaser shall consider appropriate and shall have the further right to make such inquiries of governmental agencies and utility companies, etc., and to make such feasibility studies and analyses as it considers appropriate (collectively the “Inspections”). Purchaser shall indemnify and hold harmless Seller from and against any liabilities or damages to persons or property arising from Purchaser’s entry onto the Premises hereunder, unless such liabilities or damages arise from the negligence or willful misconduct of Seller, and provided, however, that Purchaser’s indemnification and hold harmless obligations shall not apply to any liabilities or damages arising out of or in any way related to contaminated soil, asbestos, or other environmental hazards discovered during the Inspections and not introduced onto the Premises by Purchaser or its agents, employees or contractors.  The indemnity in this Article shall survive the termination or cancellation of this Agreement.  Purchaser's obligations under Article 4 are guarantied by the Guarantor indicated below, and the liability and obligations of the Guarantor will survive any cancellation or termination of this Agreement.

5.	Control of Premises; Condemnation.

A.
Control of Premises. Until the Closing, except for Purchaser’s indemnification obligations set forth in Section 4.B. above, Seller shall have the full responsibility and the entire liability for any and all damages or injury of any kind whatsoever to the Premises, the Improvements thereon, and all persons, whether employees or otherwise, and all property from and connected to the Premises. Seller agrees to keep the Premises continually insured during the term of this Agreement under policies of (i) commercial general liability insurance with policy limits of not less than $1,000,000 per incident, and (ii) fire, hazard and all risk property insurance in amount equal to one hundred percent (100%) of the replacement value of the Improvements. Until the Closing, Seller shall have the full responsibility for the continued operation, maintenance and repair of the Premises, including leasing activity, provided, however, Seller shall not (i) enter into any new leases or any amendments, modifications, extensions or renewals of existing leases, or (ii) approve of any assignment or sublease of an existing lease, without the prior written consent of the Purchaser, which may be withheld in Purchaser’s sole discretion.

B.
Condemnation. If, prior to Closing, the Premises shall be the subject of an action in eminent domain or a proposed taking by a governmental authority, whether temporary or permanent, Purchaser, at its sole discretion, shall have the right to terminate this Agreement upon notice to Seller without liability on its part by so notifying Seller and the Earnest Money (with interest) shall be refunded to Purchaser. If Purchaser does not exercise its right of termination, (I) any and all proceeds arising out of any such eminent domain or taking shall be held in trust by Seller for the benefit of Purchaser and paid to Purchaser at closing; and (ii) the “Premises” shall thereafter be defined to mean the Premises less the portion taken by eminent domain or condemnation. In no event shall the Purchaser be paid any amount in excess of the Purchase Price, all such excess shall be the property of the Seller .

C.
Casualty. If, prior to the closing, the Premises or the Improvements are materially damaged or destroyed, Purchaser, at its sole discretion, shall have the right to terminate this Agreement upon notice to Seller without liability on its part by so notifying Seller and the Earnest Money (with interest) shall be refunded to Purchaser. If the Premises or Improvements are not materially damaged or destroyed or Purchaser does not exercise its right of termination, Seller shall proceed forthwith to repair the damage to the Premises and Improvements and any and all proceeds arising out of such damage or destruction, if the same be insured, shall be held in trust by Seller for the benefit of such repair. In no event shall the Purchaser be paid any amount in excess of the Purchase Price, all such excess shall be the property of the Seller.

6.	Representations and Warranties by Seller. Seller hereby represents and warrants to Purchaser that:

A.
(i) Seller is a duly organized and validly existing Minnesota corporation (ii) Seller is qualified to do business in the state in which the Premises are located, (iii) Seller as full right and authority to enter into this Agreement, (iv) each person signing on behalf of Seller is authorized to do so, (v) the execution and delivery of this Agreement by Seller will not constitute a default under any indenture, agreement, contract, mortgage or other instrument to which Seller is a party, (vi) Seller is not a “foreign person” as that term is defined under Internal Revenue Code Section 1445(F)(3), and (vii) the sale of the Premises is not subject to any withholding requirements imposed by the internal Revenue Code, including, without limitation, Section 1445(F)(3).

B.
Seller is the owner of good and marketable fee title to the Premises except the Permitted Exceptions, and will convey good and marketable fee simple title to the Premises, free and clear of any and all liens, mortgages, pledges, security interests, leases, charges, encumbrances, easements, joint ownerships, or restrictions of any kind, except for the Permitted Exceptions. There shall not be any labor or materials furnished to the Premises by or through Seller which shall remain unpaid as of Closing.

C.
To the best knowledge of Seller, no toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any other hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 960 1-9657, as amended) have been generated, treated, stored, released, spilled or disposed of, or otherwise placed, deposited in or located on the Premises, except as disclosed in any environmental report delivered by Seller to Purchaser prior to the Effective Date.

D.
To Seller’s best knowledge, no above ground or underground tanks, are located on or about the Premises, or have been located on or about the Premises and subsequently been removed or filled, except as disclosed in any environmental report delivered by Seller to Purchaser prior to the Effective Date.

E.
To the best knowledge  of Seller there is no: litigation, proceeding, claim, or investigation, pending or, to Seller’s best knowledge and belief, threatened, and there is no contract or agreement to which Seller is currently a party, which, at or after Closing, would adversely affect the Premises or might result in a materially adverse effect on the Premises, nor Seller bankruptcy proceeding or assignment in favor of creditors that might affect the Premises or Purchaser’s rights with respect thereto. Seller has provided all unrecorded agreements of which it is aware, if any, affecting the Premises to Purchaser pursuant to Section 4 of this Agreement.

F.
To the best knowledge of Seller,  the Premises are  in compliance with all applicable laws, ordinances, rules, regulations, and requirements of all governmental authorities having jurisdiction thereof, including, without limitation, those pertaining to zoning, subdivision, safety, fire and health, and Seller has not received any notice of non-compliance.

G.
To Seller’s best knowledge, there is no action, suit, proceeding or investigation existing, pending, or threatened, before any agency, court, or other governmental authority, including eminent domain proceeding, which relates to the ownership, maintenance, operation, or condition (including environmental condition) of the Premises.

H.	As of Closing there shall be no leases or possessory rights in favor of any party, service or maintenance contracts regarding any of the Premises, except for the Existing Leases and the Lease.

I.	There is no “well” (as defined in Minnesota Statutes § 1031.005, Subd. 21) located on the Premises.

J.	There is no “individual sewage treatment system” (as defined in Minnesota Statutes § 115.55, Subd. 1(g)) located on the Premises.

K.
Seller is not aware of any warranties that exist for the Improvements on the Premises, including, without limitation, the roof and any mechanical, electrical, plumbing, utility, fire sprinkler or HVAC systems serving the Improvements.

The knowledge of Seller, as used herein, shall refer only to the knowledge of David Kolkind  and not to any other person, or employee, agent, contractor or representative of Seller.

The representations and warranties set forth in this Section 6 shall be continuing and shall be true and correct on and as of the Closing Date with the same force and effect as if made at that time.

Seller will indemnify Purchaser, its successors and assigns, against and will hold Purchaser, its successors and assigns, harmless from, any expenses or damages, including reasonable attorneys’ fees and court costs, which Purchaser incurs because of the breach of any of the above representations and warranties, whether such breach is discovered before or after the Closing Date. Each of the representations and warranties herein contained shall survive the Closing for six months (6) months. Except as herein expressly stated, Purchaser is purchasing the Premises based upon its own investigations and inquiry and is not relying on any representation of Seller or other person; and is agreeing to accept and purchase the Premises “AS IS, WHERE IS” subject only to the conditions set forth in this Agreement and the express representations and warranties contained in this Section 6 or elsewhere in this Agreement.

7.
Conditions to Closing. The closing of the transaction contemplated by this Agreement and all the obligations of Purchaser under this Agreement are subject to fulfillment, on or before the dates set forth below, of the following conditions precedent:

A.
On or before the date that is twenty (20) business days after the Effective Date (the “Condition Date”), Purchaser shall have determined that the Commitment and Survey and  physical status or condition of the Premises, including without limitation, environmental, geotechnical (soil), wetland, floodplain, drainage and availability of adequate access and utilities, shall be satisfactory to Purchaser in its sole discretion.

B.
Purchaser may give notice that of any of the foregoing conditions have not been met, only by delivering written notice of the same to Seller on or before the date set forth above. If Purchaser does not give notice that one or more of the foregoing conditions have not been met  on or before the dates set forth above, then such conditions shall automatically be deemed waived., If Purchaser gives notice that any of the foregoing conditions have not been met, then, without action required of either party, the Earnest Money (and all interest) shall be returned to Purchaser, and Purchaser and Seller shall thereafter be released from any liability or obligation hereunder.

Notwithstanding anything contained herein to the contrary, it shall be a condition of Purchaser’s obligation to close this transaction that (i) the representations and warranties made by Seller in Section 6 shall be correct as of the Closing Date with the same force and effect as if such representations were made at such time, and (ii) the status and marketability of title shall have been established to Purchaser’s satisfaction in accordance with this Agreement.

8.
Closing Date. Subject to the fulfillment or waiver of the conditions hereof, and provided that all of the covenants, representations and warranties of Seller are true and correct on the closing date as though made on such date, the closing of the purchase and sale (the “Closing”) shall take place on or before April 15,  2008or such other date as agreed to by the parties in writing (the “Closing Date”). The Closing shall take place at the offices of Escrow Agent or at such other place as Seller and Purchaser may mutually determine. Possession of the Premises shall be delivered to Purchaser on the Closing Date, free of the leasehold or possessory interest of any tenants, licensees or occupants thereof, except the tenants under the Existing Leases and Seller under the Lease.

9.	Seller’s Obligations At Closing. At or prior to the Closing Date, subject to Purchaser’s performance of Purchaser’s obligations hereunder, Seller shall execute and deliver to Purchaser the following:

A.	A recordable General Warranty Deed (the “Deed”) to the Premises (in a form reasonably satisfactory to Purchaser) and subject only to the Permitted Exceptions;

B.	A standard affidavit of Seller confirming that Seller is not a “foreign corporation” within the meaning of Section 1445 of the Internal Revenue Code.

C.
A standard affidavit of Seller in form and content sufficient to allow Escrow Agent to delete the standard exceptions contained in Purchaser’s Owners Title Insurance Policy relative to (i) parties in possession (except for the tenants under the Existing Leases), (ii) liens for labor, materials, or services, and (iii) unrecorded easements or other instruments (other than the Existing Leases).

D.	An assignment and assumption of any service contracts assignable to Purchaser and which Purchaser elects to have assigned to it in a form satisfactory to Purchaser.

E.	A certificate at closing confirming that the representations and warranties set forth in Section 6 of this Agreement are true and correct as of the Closing Date as though made as of such date.

F.	An Assignment of all Warranties and Licenses with respect to the Premises.

G.	A Warranty Bill of Sale transferring the Personal Property.

H.
Such other documents as may be reasonably required by this Agreement (including, without limitation, authorizing resolutions of Seller), all in a form reasonably satisfactory to Purchaser, Seller and Escrow Agent.

10.
Delivery of Purchase Price; Obligations At Closing. At Closing, subject to the terms, conditions, and provisions hereof and the performance by Seller of its obligations as set forth herein, the Earnest Money shall be delivered to Seller (except any interest accrued thereon) and credited against the Purchase Price, and Purchaser shall deliver the balance of the Purchase Price to Seller pursuant to Section 2 above.

11.	Closing Costs. The following costs and expenses shall be paid as follows in connection with the Closing:

A.	Seller shall pay:

1.
The cost to prepare and deliver to Purchaser the Commitment (including, without limitation, the cost of any title search and exam by Escrow Agent); all fees to record all of the documents necessary to permit Seller to convey Marketable Fee Simple Title to the Premises to Purchaser (other than the fee to record the Deed); and one-half (1/2) of the closing fee and/or escrow fee charged by Escrow Agent in connection with the escrow of Earnest Money and the closing of this transaction.

2.	All state deed taxes or other transfer tax regarding the deed to be delivered by Seller to Purchaser.

3.	Any deferred or delinquent real estate taxes or utilities and Seller’s pro-rata share of those costs and expenses set forth in Section 12 below.

4.	Attorneys’ fees and costs of Seller’s attorneys and the brokerage fee of Broker pursuant to Section 13 below

B.	Purchaser shall pay the following costs in connection with the Closing:

1.	The documentary fee necessary to record the Deed.

2.	The mortgage registration tax, if any.

3.	The premiums and cost of the Owner’s Title Insurance Policy and endorsements.

4.	Attorneys’ fees and costs of Purchaser’s attorneys.

5.	One-half (1/2) of the closing fee and/or escrow fee charged by Escrow Agent in connection with the escrow of Earnest Money and the closing of this transaction.

6.
All special assessments existing as of the Closing Date, whether levied, pending, deferred or assessed, including without limitation, the unpaid balance of special assessments and/or installments of special assessments certified for payment to the real estate taxes.

7.	The sum of $1,000.00 shall be paid by the Purchaser to the Seller for each day which elapses after April 7th, 2008 through the date of Closing.

12.	Prorations. The following prorations shall be made as of the Closing Date:

A.
Seller shall pay all real estate taxes and installments of special assessments due and payable in years prior to the year of closing. Purchaser shall assume responsibility for the payment of all such taxes due and payable in the year of Closing and all subsequent years.

B.
All rents and income of the Premises, if any, shall be pro-rated between Seller and Purchaser to the Closing Date. All utilities and operating expenses for the Premises shall be pro-rated between Seller and Purchaser to the Closing Date.

13.
Brokerage. Seller and Purchaser represent and warrant to each other that they have not engaged the services of any broker in connection with the sale and purchase contemplated by this Agreement, except that Seller has engaged the services of CB Richard Ellis (“Broker”), which services Seller agrees to pay only upon the closing of this transaction pursuant to separate agreement between Seller and Broker. Broker shall have no right to any portion of the Earnest Money if this Agreement is terminated, canceled or rescinded. Seller hereby agrees to indemnify, defend and hold Purchaser harmless for any claim (including reasonable expenses incurred in defending such claim) made by Broker in connection with this transaction. Each party hereby agrees to indemnify, defend and hold harmless the other party for any claim (including reasonable expenses incurred in defending such claim) made by a broker, sales agent or similar party (other than Broker) claiming to be entitled to a commission in connection with this transaction by reason of the acts of the indemnifying party. Broker shall execute this Agreement for purposes of evidencing its consent and agreement with the terms of this Section 13. Failure of Broker to execute this Agreement shall not affect the validity of this Agreement as between Seller and Purchaser. The terms of this Section 13 shall survive the closing of the transaction contemplated herein for one (i) year.

14.	Remedies.

A.
Purchaser’s Remedies. If Seller defaults in performing any of Seller’s closing obligations under the terms of this Agreement on the Closing Date for any reason other than Purchaser’s default, Purchaser shall be entitled as its exclusive remedies to (i) terminate this Agreement and to receive a refund of the Earnest Money (including all interest thereon, if any)., in which event Seller shall promptly reimburse Purchaser for all of the third party costs it incurred in conducting its due diligence, not to exceed $10,000.00, or (ii) to sue for specific performance of this Agreement, provided Purchaser commences said action within six months of the date scheduled as the Closing Date.

B.
Seller’s Remedies. If Purchaser defaults in performing any of Purchaser’s closing obligations under the terms of this Agreement on the Closing Date for any reason other than Seller’s default, Seller shall be entitled, as its exclusive remedies to (i) terminate this Agreement and to retain the Earnest Money (including all interest thereon, if any) or (ii) to sue for specific performance of this Agreement, provided Seller commences said action within six months of the date scheduled as the Closing Date.

15.
Escrow.  Escrow Agent is authorized and agrees by acceptance thereof to promptly deposit the Earnest Money as provided herein and to hold same in escrow and to disburse the same in accordance with the terms and conditions of this Agreement. The sole duties of Escrow Agent regarding the Earnest Money shall be those described herein, and Escrow Agent shall be under no obligation to determine whether the other parties hereto are complying with any requirements of law or the terms and conditions of any other agreements among said parties. Escrow Agent may conclusively rely upon and shall be protected in acting upon any written notice, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties to this Agreement. Escrow Agent shall have no duty or liability to verify any such written notice, consent, order or other document, and its sole responsibility shall be to act as expressly set forth in this Agreement. Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement. If Purchaser and Seller execute any separate escrow instructions or an escrow agreement with Escrow Agent, then in the event of a conflict between the terms of such escrow instructions or escrow agreement and the terms of this Agreement, the terms of this Agreement shall control. Escrow Agent shall also execute this Agreement solely for the purpose of acknowledging its agreement with and understanding of the terms of this Section 15 and the other provisions of this Agreement relative to receipt, escrow, investment and disbursement of the Earnest Money. Failure of Escrow Agent to execute this Agreement shall not affect the validity of this Agreement as between Seller and Purchaser.

16.
Time for Acceptance.  This Agreement, when duly executed by all of the parties hereto, shall be binding upon the parties hereto, their heirs, representatives, successors and assigns. In the event this Agreement has not been duly executed by Seller and delivered to Purchaser or its agent on or before  March 11, 2008 at 5:00 p.m., then the offer herein and herewith made by Purchaser shall automatically and unconditionally terminate and this Agreement shall be null and void, and Escrow Agent shall immediately return to Purchaser the Earnest Money.

17.	Miscellaneous. The following general provisions govern this Agreement.

A.
No Waivers. The waiver by either party hereto of any condition or the breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other condition or of any subsequent breach of the same or of any other term, covenant or condition herein contained. Purchaser, in its sole discretion may waive any right conferred upon Purchaser by this Agreement; provided that such waiver shall only be made by Purchaser giving Seller written notice specifically describing the right waived.

B.	Time of Essence. Time is of the essence of this Agreement.

C.
Governing Law. This Agreement is made and executed under and in all respects to be governed and construed by the laws of the State of Minnesota and the parties hereto hereby agree and consent and submit themselves to any court of competent jurisdiction situated in the State of Minnesota.

D.
Notices. All notices and demands given or required to be given by any party hereto to any other party shall be deemed to have been properly given if and when delivered in person, the next business day after being sent by reputable overnight commercial courier (e.g. U.P.S. or Federal Express), sent by facsimile (with verification of receipt) or three (3) business days after having been deposited in any U.S. Postal Service and sent by registered or certified mail, postage prepaid, addressed as follows (or sent to such other address as any party shall specify to the other party pursuant to the provisions of this Section):

To Seller:	Nature Vision, Inc.
ATTN:  David Kolkind
1480 Northern Pacific Road
Brainerd MN  56401
FAX: ____________________

w/copy to:	_________________________
ATTN:  __________________
_________________________
_________________________
FAX: ____________________

To Purchaser:	NATZEL, LLC
ATTN:  Howard Natzel
2928 Second Street North
Minneapolis MN  55411
FAX:  612-522-8741

w/copy to:	Peterson, Fram and Bergman
ATTN:  Glenn A. Bergman
55 East 5th Street
Suite 800
St. Paul, MN 55101
FAX: 651-228-1753

In the event either party delivers a notice by facsimile, as set forth above, such party agrees to deposit the originals of the notice in a post office, branch post office, or mail depository maintained by the U.S. Postal Service, postage prepaid and addressed as set forth above. Such deposit in the U.S. Mail shall not affect the deemed delivery of the notice by facsimile, provided that the procedures set forth above are fully complied with.

Any party, by notice given as aforesaid, may change the address to which subsequent notices are to be sent to such party.

E.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the parties hereto. This Agreement may be assigned or transferred by Purchaser at any time without consent of Seller, including, without limitation, to a lender of Purchaser, provided the assignee agrees to be bound by the terms of this Agreement and Purchaser and Guarantor remain liable under this Agreement.   Any assignment made in violation of this provision shall be void.

F.
Invalidity. If for any reason any term or provision of this Agreement shall be declared void and unenforceable by any court of law or equity it shall only affect such particular term or provision of this Agreement and the balance of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

G.
Complete Agreement. All understandings and agreements heretofore had between the parties are merged into this Agreement which alone fully and completely expresses their agreement. This Agreement may be changed only in writing signed by both of the parties hereto and shall apply to and bind the successors and assigns of each of the parties hereto and shall not merge with the deed delivered to Purchaser at closing.

H.	Counterparts. This Agreement may be executed in one or more counterparts each of which when so executed and delivered shall be an original, but together shall constitute one and the same instrument.

I.
Calculation of Time Periods. Unless otherwise specifically provided herein, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State of Minnesota, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of such period shall be deemed to end at 5:00 p.m., Minnesota time.

J.
Attorneys’ Fees. If any dispute arises between the parties regarding this Agreement or the subject matter thereof, the prevailing party in any court action, administrative proceeding or alternative dispute resolution commenced or maintained to resolve such dispute, shall be entitled to an award of reasonable attorneys’ fees, disbursements and court costs in addition to any other remedy to which the parties are entitled.

K.
Survival. All of the warranties, covenants, and representations made herein by either Seller or Purchaser shall survive closing and the delivery of the Deed to Purchaser, or the earlier termination of this Agreement for six months.

M.
Tax Petition.  Seller and Purchaser acknowledge that the Purchase Price is less than the current assessed value of the Premises.  Seller shall cooperate, at no expense to itself, with the Purchaser in filing a petition to reduce the assessed valuation of the Premises prior to March 31, 2008 at Purchaser’s sole expense.  All rights with respect to the petition and any refund of taxes payable as a result thereof shall be the sole property of the Purchaser.

N.
Consulting.  Seller shall consent to Purchaser retaining at its expense the services of former building superintendent/facility manager, John Theringer provided that such services shall not be scheduled so as to impair his abilities to perform his customary duties in the employment of Seller.  The terms and conditions of such employment shall be determined between the Purchaser and John Theringer and Seller shall have no responsibility or liability with respect thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Seller:		Purchaser:
NATURE VISION, INC.		NATZEL, LLC

By:	/s/ David Kolkind	By:	/s/ Howard Natzel
Name:	David Kolkind	Name:	Howard Natzel
Its:	CFO	Its:	President

CORPORATE GUARANTY

All-Pac, Inc. ("Guarantor") is a related entity of the Purchaser named above.  Guarantor understands that the Seller has entered into the foregoing Purchase Agreement in reliance upon said Guarantor’s execution of this Guaranty, and that but for such Guaranty, Seller would have been unwilling to enter into the Purchase Agreement.  Therefore, and in consideration thereof, the undersigned Guarantor, as indicated in Article 4 above, hereby absolutely and unconditionally guaranty the payment and performance by Purchaser of all of Purchaser's obligations, debts, liabilities and undertakings, including, without limitation, the indemnification and reimbursement obligations incident thereto, arising under or in any manner connected with Article 4 of the foregoing Purchase Agreement.

ALL-PAC, INC.

/s/ Howard Natzel
Howard Natzel, President

ACCEPTANCE BY ESCROW AGENT

The undersigned, being the Escrow Agent referred to in the above Agreement, hereby acknowledges and accepts the terms of this Agreement as its escrow instructions and agrees to act in accordance herewith.

Acknowledged and agreed to this ____ day of ________, 2008.

Escrow Agent:

COMMERCIAL PARTNERS, LLC

By:
Name:
Its: